Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Vice President and Chief Financial Officer
July 29, 2010
Thank you, Collin. Good morning from Dallas, Texas and welcome to the Trinity Industries’ second quarter 2010 results conference call. I’m James Perry, Vice President and Chief Financial Officer of Trinity. Thank you for joining us today.
Following this introduction you will hear from Tim Wallace our Chairman, Chief Executive Officer and President. After Tim, our business group leaders will provide overviews of the businesses within their respective groups. Our speakers will be:
•	Steve Menzies, Senior Vice President and Group President of the Rail and Railcar Leasing Groups

•	Antonio Carrillo, Vice President and Group President of the Energy Equipment Group; and

•	Bill McWhirter, Senior Vice President and Group President of the Construction Products and Inland Barge Groups
Following their comments, I will provide the financial summary and guidance, and then we will move to the Q&A session. Mary Henderson, our Vice President and Chief Accounting Officer, is also in the room with us.
Now I will turn the call over to Tim Wallace for his comments.
Tim
Steve
Antonio
Bill
Thank you, Bill.
My comments relate primarily to the second quarter of 2010. We will file our form 10-Q later today. For the second quarter of 2010, Trinity reported earnings of 23 cents per diluted share with revenues of $543 million. Trinity’s EBITDA was $128 million. A reconciliation of EBITDA was provided in the news release yesterday.
Revenues for our Construction Products Group were $171 million in the second quarter, with an operating profit of $17.7 million, resulting in a margin of 10.4%. The results reflect the successful integration of Quixote Corporation, now called Energy Absorption Systems, into our highway products business.
In the Rail Group, revenues grew from the first quarter by 53% to $113 million as we increased our deliveries during the quarter. The operating result for the Rail Group was a loss of $2.7 million, or a negative 2.4% margin. The Rail Group backlog grew by 34% during the quarter to approximately 3,990 rail cars with an estimated sales value of $300 million.
Our Railcar Leasing and Management Services Group reported revenues of $120 million, including $30 million of revenues from TRIP. Operating profit for the quarter was $49.2 million, including $17.5 million from TRIP. In the second quarter, TRIP provided Trinity with earnings per share of between $0.01 and $0.02. We expect this level of quarterly contribution from TRIP to continue, assuming that TRIP’s operating metrics remain relatively consistent.
The Inland Barge Group’s second quarter performance was impacted by flooding at our Tennessee barge facility, reducing operating profit by $3.4 million. The Barge Group generated revenues of approximately $100 million and operating profit of $12 million, a margin of 12.1%. Our barge business received orders during the second quarter of $87 million and had a backlog value of approximately $350 million.
During the second quarter, the Energy Equipment Group’s revenues were $115 million with the wind towers business contributing $78 million. Operating profit for the group was $13.5 million, resulting in an operating margin of 11.7%. The results reflect on-going softness in the wind tower market and a decision by our wind towers business to delay certain deliveries to accommodate customers’ requests. The backlog for the wind towers business remains healthy at approximately $1.1 billion as of June 30th.
At June 30, we had $338 million available under the railcar leasing warehouse facility and $339 million available in the revolving credit facility after accounting for $86 million in letters of credit. Combined with our unrestricted cash and short-term marketable securities balance of $435 million, our total liquidity was in excess of $1.1 billion at the end of the second quarter.
Now, I will move to our forward-looking guidance.
We anticipate diluted earnings per share for the Company to be between 18 and 23 cents in the third quarter. For 2010, we anticipate full year earnings will range between 60 and 70 cents per diluted share.
We anticipate that the Rail Group will report an operating loss of between $3 and $5 million for the third quarter of 2010.
Inland Barge revenues are expected to be between $100 and $110 million in the third quarter with an operating margin of between 12% and 14%. We expect that the barge operating profit will be negatively impacted by approximately $1 million due to the second quarter flooding at our Tennessee barge facility.
Revenues for the Energy Equipment Group are expected to be approximately $110 to $120 million in the third quarter with margins anticipated to be between 7% and 10% as we manufacture less profitable orders from the backlog and reschedule delayed orders. The adjustment in production schedules to meet customer needs means several orders will be pushed back to future years. As a result, we expect the wind tower business to contribute between $280 and $300 million in revenue during 2010.
Through the first six months of the year, we had non-leasing capital expenditures of $15.3 million. Our current forecast is for approximately $40 million of non-leasing capital expenditures in 2010.
Through the first six months of the year, we had net addition of railcars to the lease fleet totaling $90.4 million. For 2010, we anticipate approximately $200 to $225 million in net fleet additions.
We remain well positioned with a diversified portfolio of businesses, a strong balance sheet and solid cash flows. Our focus on liquidity positions us to be able to capitalize on business opportunities as they arise. Now, our operator will prepare us for the question and answer session.
Q&A Session

That concludes today’s conference call. A replay of this call will be available after one o’clock today through midnight on Thursday, August 5th. The access number is 402-220-0680. The replay will also be available on the website located at www.trin.net. We look forward to visiting with you again on our next conference call. Thank you for joining us this morning.
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